INVESTMENT DISTRIBUTORS, INC.

2801 Highway 280 South • Birmingham, AL • 35223 • (205)268-1000

December 19, 2007

VIA EDGARLINK

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

RE:          Pre-Effective Amendment No. 1 to

Registration Statement on Form N-4 for

“ProtectiveAccess® XL NY Variable Annuity” Individual and Group

Variable Deferred Annuity Contract

File No.  333-146506

Registrant:  Variable Annuity Account A of Protective Life

Depositor:  Protective Life and Annuity Insurance Company

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, Investment Distributors, Inc., as principal underwriter, hereby joins in a request by the above captioned Registrant that the effective date of the above-captioned amendment to Registrant’s registration statement filed on Form N-4 be accelerated to December 28, 2007 or as soon thereafter as is reasonably practicable.

Investment Distributors, Inc.

By:	/s/ Ed Caldwell
Name:	Edwin V. Caldwell
Title:	President

December 19, 2007

VIA EDGARLINK

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

RE:          Pre-Effective Amendment No. 1 to

Registration Statement on Form N-4 for

“ProtectiveAccess® XL NY Variable Annuity” Individual and Group

Variable Deferred Annuity Contract

File No.  333-146506

Registrant:  Variable Annuity Account A of Protective Life

Depositor:  Protective Life and Annuity Insurance Company

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, the captioned Registrant hereby requests that the effective date of the above-captioned amendment to Registrant’s registration statement filed on Form N-4 be accelerated to December 28, 2007, or as soon thereafter as is reasonably practicable.

Protective Life and Annuity Insurance Company

By:	/s/ Carolyn Johnson
Name:	Carolyn Johnson
Title:	Executive Vice President and
Chief Operating Officer